                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Under Rule14a-12

                                 DSI TOYS, INC.
                (Name of Registrant as Specified In Its Charter)


           ----------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
      1)    Title of each class of securities to which transaction applies:


            ------------------------------------------------------------------
      2)    Aggregate number of securities to which transaction applies:


            ------------------------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


            ------------------------------------------------------------------

      4)    Proposed maximum aggregate value of transaction:


            ------------------------------------------------------------------

      5)    Total fee paid:


            ------------------------------------------------------------------

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:

            ------------------------------------------------------------------
      2)    Form, Schedule or Registration Statement No.:

            ------------------------------------------------------------------
      3)    Filing Party:

            ------------------------------------------------------------------
      4)    Date Filed:

            ------------------------------------------------------------------

                                 DSI TOYS, INC.
                      1100 WEST SAM HOUSTON PARKWAY (NORTH)
                              HOUSTON, TEXAS 77043

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON JUNE 18, 2002


      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of DSI Toys, Inc., a Texas corporation (the "Company"), will be held on Tuesday, June 18, 2002, at 1:30 p.m. Central Daylight Time, at the Company's corporate offices, 1100 West Sam Houston Parkway (North), Houston, Texas 77043, for the following purposes:

      1. To elect two Class II directors to hold office until the next annual election of Class II directors by shareholders or until their respective successors are duly elected and qualified;

      2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's principal accountants for the fiscal year ending December 31, 2002; and

      3. To transact such other business as may properly come before the meeting or any adjournments thereof.

      The Board of Directors has fixed the close of business on May 13, 2002, as the record date for the determination of shareholders entitled to vote at and to receive notice of the annual meeting.

      All shareholders are cordially invited to attend the meeting. Whether or not you plan to attend the meeting in person, you are urged to complete, sign, and date the enclosed form of proxy and return it promptly so that your shares of stock may be represented and voted at the meeting. If you are present at the meeting, your proxy will be returned to you if you so request.

                                          By Order of the Board of Directors

                                          /s/ THOMAS V. YARNELL
                                          Thomas V. Yarnell
                                          SECRETARY
Houston, Texas
May 20, 2002

                                 DSI TOYS, INC.
                      1100 WEST SAM HOUSTON PARKWAY (NORTH)
                              HOUSTON, TEXAS 77043

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 18, 2002
                               DATED: MAY 20, 2002


                    SOLICITATION AND REVOCABILITY OF PROXIES

      This Proxy Statement is furnished to shareholders of DSI Toys, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 2002 Annual Meeting of Shareholders (the "Annual Meeting") to be held on Tuesday, June 18, 2002, at 1:30 p.m. Central Daylight Time, at the Company's corporate offices, 1100 West Sam Houston Parkway (North), Houston, Texas 77043, and at any adjournment of such meeting. This Proxy Statement and the accompanying proxy are first being sent or given to the Company's shareholders on or about May 20, 2002.

      When properly executed proxies in the accompanying form are received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted on the proxies; if no direction is indicated, then such shares will be voted for the election of the directors and in favor of the proposals set forth in the Notice of Annual Meeting attached to this Proxy Statement.

      The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Annual Meeting:
(1) matters that the Company's Board of Directors does not know a reasonable time before the Annual Meeting are to be presented at the Annual Meeting; and
(2) matters incidental to the conduct of the Annual Meeting. Management does not intend to present any business for a vote at the Annual Meeting other than the matters set forth in the accompanying Notice of Annual Meeting, and it has no information that others will do so. If other matters requiring the vote of the shareholders properly come before the Annual Meeting, then, subject to the limitations set forth in the applicable regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), it is the intention of the persons named in the attached form of proxy to vote the proxies held by them in accordance with their judgment on such matters.

      Any shareholder giving a proxy has the power to revoke that proxy at any time before it is voted. A proxy may be revoked by filing with the Secretary of the Company either a written revocation or a duly executed proxy bearing a date subsequent to the date of the proxy being revoked. Any shareholder may attend the Annual Meeting and vote in person, whether or not such shareholder has previously submitted a proxy.

      In addition to soliciting proxies by mail, officers and regular employees of the Company may solicit the return of proxies. Brokerage houses and other custodians, nominees, and fiduciaries may be requested to forward solicitation material to the beneficial owners of stock.

      The Company will bear the cost of preparing, printing, assembling and mailing the Notice of Annual Meeting, this Proxy Statement, the enclosed proxy, and any additional material, as well as the cost of forwarding solicitation material to the beneficial owners of stock.

                           RECORD DATE; VOTING; QUORUM

      The record date for determining shareholders entitled to notice of and to vote at the Annual Meeting is the close of business on May 13, 2002. On that date there were 9,066,365 shares issued and outstanding of the Company's common stock, par value $.01 per share ("Common Stock"), which is the Company's only class of voting securities outstanding. Each share of the Company's Common Stock is entitled to one vote in the matter of election of directors and in any other matter that may be acted upon at the Annual Meeting. The Company's articles of incorporation prohibit cumulative voting for the election of directors. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of a plurality of the shares of Common Stock represented at the Annual Meeting and entitled to vote is required to elect directors. All other matters to be voted on will be decided by a majority of the shares of Common Stock represented at the meeting and entitled to vote. Abstentions and broker nonvotes (shares held by brokers or nominees as to which they have no discretionary authority to vote on a particular matter and have received no instructions from the persons entitled to vote thereon), if any, will be included in determining the number of shares present at the meeting for purposes of determining a quorum. Abstentions and broker nonvotes have no effect on determining plurality, except to the extent that they affect the total votes received by any particular candidate.

                              ELECTION OF DIRECTORS

      The Company's Board of Directors consists of eight positions (there is one vacant position), divided into three classes: Class I (two directors, one vacant position), Class II (two directors) and Class III (three directors). Only the Class II positions are due for nomination and election at the Annual Meeting. The Class I and Class III positions will be due for nomination and election at the annual meetings of shareholders to be held in 2004 and 2003, respectively.

      The intention of the persons named in the enclosed proxy, unless such proxy specifies otherwise, is to vote the shares represented by such proxy for the election of E. Thomas Martin and Joseph S. Whitaker, present directors of the Company, as the Class II directors. Messrs. Martin and Whitaker have been nominated to stand for re-election by the Board of Directors until their terms expire or until their respective successors are duly elected and qualified.

      Pursuant to the terms of a Shareholders' and Voting Agreement dated April 15, 1999 (the "Voting Agreement"), among the Company, MVII, LLC, a California limited liability company ("MVII"), and M.D. Davis, Barry Conrad, Joseph Matlock, Douglas Smith and Rust Capital, Ltd., a Texas limited partnership, (the "DSI Group"), the DSI Group is entitled to nominate two of the directors of the Company, and MVII is entitled to nominate the remaining directors of the Company. Further, each member of the DSI Group has given MVII an irrevocable proxy to vote his or its respective shares of Common Stock of the Company for MVII's nominees for director, and MVII is obligated under the Voting Agreement to vote its shares of Common Stock of the Company for the nominees of the DSI Group.

      In addition, pursuant to the terms of a Shareholders' and Voting Agreement dated January 7, 2000 (the "Reiling Voting Agreement"), among the Company, MVII and Susan and Walter Reiling (the "Reilings"), the number of directors of the Company was increased by one to the then current number of seven directors, and the Reilings were entitled to nominate Mr. Reiling to fill the newly-created director position. Mr. Reiling was appointed to the Board of Directors on February 1, 2000, and was subsequently elected to his current term as a Class III director by the shareholders at the 2000 Annual Meeting of Shareholders. The Reilings also have given MVII an irrevocable proxy to vote their shares of Common Stock of the Company for MVII's nominees for director, and MVII is obligated under the Reiling Voting Agreement to vote its shares of Common Stock of the Company for the Reilings' nominee.

      By action of the Board of Directors, pursuant to the Bylaws of the Company, on September 12, 2000, the number of directors was increased to eight. In accordance with the Voting Agreement, Michael J. Lyden was nominated by MVII to fill the newly created directorship. Mr. Lyden resigned his position as director, chief executive officer and president on October 12, 2001.

      Messrs. Burke and McSorley were previously nominated by MVII pursuant to the Voting Agreement, in addition to E. Thomas Martin and Joseph S. Whitaker. Messrs. Davis and Matlock were previously nominated by the DSI Group pursuant to the terms of the Voting Agreement.

                                CLASS I DIRECTORS

      ROBERT L. BURKE, 58, has served as a director of the Company since June 1, 1999. After a successful career in the financial business arena, pursuant to which Mr. Burke held various positions including as officer of Security Pacific Bank, a Registered Representative with Bache & Company (now Prudential Bache), Sales Manager of Beverly Sales, Inc., Vice President of Calmark Asset Management, Inc., and President of Continental Western Securities, Inc., he returned to school and earned a Masters Degree in Education in 1993. From 1993 until his retirement in 1999, he was an educator with the Lake Oswego School District in Lake Oswego, Oregon. He is the Chairman of the Audit Committee and a member of the Compensation Committee.

      JOHN MCSORLEY, 56, has served as a director of the Company since June 1, 1999. From March 1997 to the present, he has served as President of Double Bogey, LLC, a California limited liability company based in San Rafael, California, that is engaged in the investment of private capital. From November 1989 to October 1996, Mr. McSorley served as Chief Operating Officer and General Partner of BayCom Partners LP, a California limited partnership engaged in the ownership of radio stations in California and Oregon. Double Bogey, LLC owns a 2.22% membership interest in MVII. Mr. McSorley is the Chairman of the Compensation Committee and a member of the Audit Committee.

                               CLASS II DIRECTORS

      E. THOMAS MARTIN, 59, has served as the Chairman of the Board of the Company since June 1, 1999. He is the sole Manager and President of MVII. Mr. Martin is President of Martin Resorts, Inc., a private California corporation which owns and operates coastal hotels in California. Mr. Martin was the Chief Executive Officer and a partner in Martin & MacFarlane, Inc. and Martin Media, L.P., national outdoor advertising companies, until their sale to Chancellor Media in September of 1998. Mr. Martin also manages various real estate ventures. He is the Chairman of the Executive Committee.

      JOSEPH S. WHITAKER, 61, has served as a director since June 1, 1999, and President and Chief Executive Officer since December 1, 2001. He joined the Company on June 1, 1999, as Senior Vice President, New Business Development. He also serves as Vice President of, and owns less than a 1% membership interest in, MVII. For the five years prior to joining the Company, Mr. Whitaker operated a consulting business in La Jolla, California, providing services related to marketing, licensing and product development to the toy industry.

                               CLASS III DIRECTORS

      M. D. DAVIS, 67, has served as a director of the Company since December 11, 1995. He served as the Chairman of the Board and Chief Executive Officer of the Company from December 1995 through June 1, 1999. Mr. Davis also provides consulting services to the Company. He is a member of the Executive Committee.

      JOSEPH N. MATLOCK, 54, has served as a director of the Company since December 11, 1995. From January 1996 to March 1998, Mr. Matlock served as Executive Vice President and Director of Business and Community Relations for Bank of America. In September 1995, he founded Afford America, Inc., which provides housing for low-income families, and has served as its President since its inception. Mr. Matlock is a partner and director of the Privet Fund, a late stage technology investment partnership. Since November 2001, he has been the chief executive officer of Ensignia, a medical technology company. He is a member of the Audit Committee and the Compensation Committee.

      WALTER S. REILING, 67, has served as a director of the Company since February 1, 2000. Mr. Reiling has 45 years of experience in the toy industry and founded Meritus Industries, Inc. ("Meritus"), a toy company, in 1981. Mr. Reiling served as the principal manager of Meritus from its formation until its acquisition by the Company on January 7, 2000. He is a member of the Executive Committee.


THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF ITS NOMINEES FOR DIRECTOR.

                            RATIFICATION OF AUDITORS

      On March 19, 2002, upon the recommendation of the Audit Committee, the Board of Directors unanimously voted to propose to the shareholders a recommendation to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent public accounting firm for the fiscal year ending December 31, 2002, to perform audits, tax services, securities and exchange commission reviews and such other accounting services as the Audit Committee and the Board of Directors may deem necessary for the proper operation of the Company's business from time to time. PricewaterhouseCoopers LLP has audited the Company's financial statements since September 1, 1992. Representatives of PricewaterhouseCoopers LLP are expected to attend the meeting to respond to appropriate questions from the shareholders and will be given an opportunity to make a statement should they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF PRICEWATERHOUSE-COOPERS LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

                MEETING ATTENDANCE AND COMMITTEES OF THE BOARD

      The Company has audit, compensation, and executive committees of the Board, whose members are noted above. During the last fiscal year, the Board of Directors met on four (4) occasions, the Audit Committee met on five (5) occasions, the Compensation Committee met on four (4) occasions, and the Executive Committee met on four (4) occasions. The Company does not have a standing nominating committee of the Board. Nominees to the Board are selected by the entire Board, subject to the terms of the Voting Agreement and the Reiling Voting Agreement.

      The Audit Committee of the Board reviews the scope of the independent accountants' examinations and the scope of activities of the Company's internal accountants. Additionally, it receives and reviews reports of the Company's independent accountants and internal accountants. The Board of Directors adopted a written charter for the Audit Committee on May 23, 2000, and amended such charter on March 13, 2001. Two of the members of the Audit Committee (Messrs. Burke and McSorley) are independent directors as defined in Rule 4200(a)(14) of the National Association of Securities' Dealer's ("NASD") listing standards. As determined by the Nasdaq Stock Market, Inc., Mr. Matlock is not an independent director, but serves pursuant to Marketplace Rule 4350(d)(2)(B) which permits one director who is not independent, and is not an employee, nor an immediate family member of an employee, to serve on the Audit Committee if it is "required by the best interests of the corporation and its shareholders." The Board of Directors has determined that Mr. Matlock meets the criteria of Marketplace Rule 4350(d)(2)(B).

      The Compensation Committee reviews and determines the compensation levels of the officers of the Company, evaluates management performance, considers management succession and related matters, and administers the Company's annual compensation plans and the DSI Toys, Inc. 1997 Stock Option Plan (the "Stock Option Plan").

      The Executive Committee serves primarily as an advisory committee to the full Board and the management of the Company.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Of the current members of the Compensation Committee, Mr. McSorley and Mr. Burke have served on such committee since June 1, 1999, and Mr. Matlock has served on such committee since January 23, 1996. At no time was an officer or employee of the Company a member of the Company's Compensation Committee. No member of the Board of Directors of the Company or the Compensation Committee serves as a member of the Board of Directors or compensation committee of an entity that has one or more executive officers serving as a member of the Company's Board of Directors or the Company's Compensation Committee.

                              DIRECTOR COMPENSATION

      ANNUAL RETAINER AND OTHER FEES AND EXPENSES. Directors are paid an annual retainer of $15,000. The Company also reimburses directors for travel, lodging and related expenses they incur in attending Board and committee meetings.

      NON-EMPLOYEE DIRECTOR STOCK OPTIONS. Under the Stock Option Plan, which was approved and ratified by shareholders on May 1, 1997, non-employee directors may, from time to time at the discretion of the Compensation Committee, receive a grant of an option to purchase shares of Common Stock of the Company. The options are granted at an exercise price as determined by the Compensation Committee and are exercisable, as determined by the committee, from time to time over a period of ten years from grant date, unless sooner terminated as described in the Stock Option Plan.

           SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's directors, certain of its officers and persons who own more than 10 percent of the Company's Common Stock, to file with the Commission reports of ownership and changes in ownership of such stock. Such directors, officers and greater than 10% shareholders are also required to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from the reporting persons that no other reports were required, during the year ended December 31, 2001, all Section 16(a) filing requirements applicable to its directors, officers, and greater than 10% shareholders were complied with.

                            REPORT OF AUDIT COMMITTEE

      The following report of the Audit Committee shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "Commission") or subject to Regulations 14A or 14C of the Exchange Act or to the liabilities of Section 18 of the Exchange Act, and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

      The Audit Committee of the Board of Directors is currently made up of two
(2) outside, non-employee, independent directors (as independence is defined in Rule 4200(a)(14) of the National Association of Securities Dealers' (NASD) listing standards) and one outside, non-independent, non-employee director serving pursuant to Marketplace Rule 4350(d)(2)(B). The Audit Committee has reviewed and discussed the audited financial statements with management of the Company. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AUss. 380). Further, the Audit Committee has received written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 and has discussed with the independent accountants, the independent accountant's independence.

      Based on the referenced review and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the Commission.

                                                Robert L. Burke, Chairman
                                                Joseph N. Matlock
                                                John McSorley

                             EXECUTIVE COMPENSATION

    The following report of the Compensation Committee on executive compensation and the performance graph that follows shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulations 14A or 14C of the Exchange Act, or to the liabilities of Section 18 of the Exchange Act and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.


                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

    The Compensation Committee (the "Compensation Committee") of the Board of Directors is currently composed entirely of outside, non-employee directors. The Compensation Committee reviews and sets the compensation levels of the Company's Chief Executive Officer ("CEO") and other executive officers, evaluates the performance of management, considers management succession and related matters, and administers the Stock Option Plan. All decisions by the Compensation Committee relating to the compensation of executive officers are reviewed by the full Board.

    The Compensation Committee considers information with respect to the reasonableness of compensation paid to senior officers of the Company, as well as all employees of the Company and its subsidiaries in managerial positions. The Compensation Committee also takes into account how compensation compares to compensation paid by competitors in the Company's industry as well as the performance of the Company.

COMPENSATION POLICIES AND PROGRAMS

    The compensation policies of the Company, set by management and supported by the Compensation Committee, focus on enhancing shareholder value. Specific policies are designed to attract, motivate and retain persons of high quality who will have the skill, training and dedication to assist the Company in achieving its corporate goals. The executive compensation program for fiscal 2001 consisted of two elements: base salary, and long-term incentive compensation through the granting of stock options pursuant to the Stock Option Plan.

    BASE SALARY: Base salary for executive officers is determined principally by competitive factors and the marketplace. The policy of the Compensation Committee is generally to set base salary levels for positions at approximately the median levels determined from survey information for positions deemed comparable by the Compensation Committee.

    LONG-TERM INCENTIVE COMPENSATION: The Company uses stock options as a means of furnishing longer-term incentives to officers and other employees of the Company and its subsidiary. Under the Stock Option Plan, the Company has flexibility in granting directors, officers and employees options to acquire shares of the Company's Common Stock.

    During fiscal year 2001, no named executive officers listed in the Summary Compensation Table were granted stock options.

FISCAL 2001 COMPENSATION OF CEO

    The 2001 base salary of the CEO and President, Mr. Joseph S. Whitaker, was calculated at the rate of $99,744 per annum through May 31, 2001, at the rate of $102,936 from June 1, 2001, through November 30, 2001, and at the rate of $180,000 per annum from December 1, 2001, through year end. Mr. Whitaker was Senior Vice President, New Business Development prior to becoming CEO and President on December 1, 2001. The base salary is established pursuant to an employment agreement between Mr. Whitaker and the Company that became effective on June 1, 1999 and was amended effective December 1, 2001. The employment agreement expires on November 30, 2004. The compensation provided for in the employment agreement was based upon the duties and time commitment of the offices assumed by Mr. Whitaker as set forth in the agreement.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Section 162(m) of the Internal Revenue Code contains provisions which could limit the deductibility of certain compensation payments to the Company's executive officers. The Company believes that any compensation realized in connection with the exercise of stock options granted by the Company will continue to be deductible as performance-based compensation. The policy of the Company is to design its compensation programs generally to preserve the tax deductibility of compensation paid to its executive officers. The Compensation Committee could determine, however, taking into consideration the burdens of compliance with Section 162(m) and other relevant facts and circumstances, to pay compensation that is not fully deductible if the Compensation Committee believes such payments are in the Company's best interests.

SUMMARY

    The members of the Compensation Committee believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interests. As performance goals are met or exceeded, resulting in increased value to shareholders, executive officers are to be rewarded commensurately. The members of the Compensation Committee believe that compensation levels during fiscal 2001 adequately reflect the compensation goals and policies of the Company. Certain executive compensation increases were announced and became effective on January 1, 2002, and on April 1, 2002, and one other executive compensation increase will take effect on December 1, 2002. No other executive compensation increases are planned for fiscal 2002.

                                                John McSorley, Chairman
                                                Robert L. Burke
                                                Joseph N. Matlock

               COMPENSATION OF CERTAIN NAMED EXECUTIVE OFFICERS

    The following table sets forth certain summary information concerning the compensation awarded to, earned by or paid to the CEO of the Company and certain other executive officers of the Company as of December 31, 2001, for the years indicated.

                                                                                              LONG-TERM
                                                        ANNUAL COMPENSATION                  COMPENSATION
                                             ----------------------------------------        -------------
                                                                                                 STOCK
                                                                            OTHER               OPTIONS
     NAME AND                 FISCAL                                        ANNUAL            (NUMBER OF        ALL OTHER
PRINCIPAL POSITION             YEAR           SALARY          BONUS      COMPENSATION          SHARES)(1)      COMPENSATION
------------------           --------        ---------      ----------   ------------        -------------     -------------
Joseph Whitaker (2)            2001           108,020                      15,000(3)                           $  3,277(4)
CHIEF EXECUTIVE OFFICER        2000            98,184                      15,000(3)                              3,301(4)
AND PRESIDENT                  1999            52,000                       8,750(3)            125,000             414(4)

Yau Wing Kong                  2001           180,000(5)
MANAGING DIRECTOR              2000           180,000(5)
                               1999           165,000(5)                                         60,000

Thomas W. Neville              2001           150,000                                                             2,962(6)
SENIOR VICE PRESIDENT          2000           140,000                                                             2,889(6)
                               1999           108,333                                            50,000           2,492(6)

Robert L. Weisgarber(7)        2001           142,800                                                             2,962(8)
CHIEF FINANCIAL OFFICER        2000           133,250                                                             2,889(8)
                               1999            91,385                                            50,000           2,526(8)

William J. Kerner(9)           2001           130,000                                                             2,853(10)
VICE PRESIDENT                 2000           125,000                                                            23,392(10)
RESEARCH & DEVELOPMENT         1999            20,833                                            10,000              52(10)


Michael J. Lyden(11)           2001           150,052                      12,500(3)                             62,025(12)
FORMER CHIEF EXECUTIVE         2000           183,780                       3,125(3)                              3,165(12)
OFFICER AND PRESIDENT          1999            96,923                                           150,000           1,539(12)


(1) Options represent the right to purchase shares of Common Stock at a fixed price per share.
(2) Mr. Whitaker became President and CEO on December 1, 2001. Previously, since June 1, 1999, he had been Senior Vice President, New Business Development.
(3)   Director's fees.
(4) Includes Company contributions or other allocations to (i) a defined contribution plan of $2,625 and $2,510 for fiscal 2001 and 2000, respectively, and (ii) group term life insurance premiums of $652, $791, and $414 for fiscal 2001, 2000 and 1999, respectively.
(5) Based on average exchange rates with Hong Kong. Yau Wing Kong retired from the Company in January, 2002.
(6) Includes Company contributions or other allocations to (i) a defined contribution plan of $2,625, $2,625, and $2,271 and (ii) group term life insurance premiums of $337, $264, and $221 in fiscal 2001, 2000 and 1999, respectively.
(7)   Mr. Weisgarber was hired by the Company in March 1999.
(8) Includes Company contributions or other allocations to (i) a defined contribution plan of $2,625, $2,625 and $2,338 and (ii) group term life insurance premiums of $337, $264 and $188, for fiscal 2001, 2000 and 1999, respectively.
(9)   Mr. Kerner was hired by the Company in December 1999.
(10) Includes Company contributions to (i) a defined contribution plan of $2,625 and $2,156 in fiscal 2001 and 2000 respectively, (ii) group term life premiums of $228, $264 and $52 in fiscal 2001, 2000 and 1999, respectively and (iii) reimbursed moving expenses of $20,972 in fiscal 2000.
(11)  Mr. Lyden was hired by the Company in June 1999 and resigned in October
      2001.
(12) Includes Company contributions or other allocations to (i) a defined contribution plan of $1,987, $2,374 and

      $1,125 and (ii) group term life insurance premiums of $652, $791 and $414, for fiscal 2001, 2000 and 1999, respectively; (iii) severance pay of $48,251in fiscal 2001 and (iv) accrued vacation and sick pay of $11,135 in fiscal 2001.


    There were no stock options granted during the year ended December 31, 2001, to any of the named executive officers.

    The following table sets forth certain information with respect to the exercise of stock options during the year ended December 31, 2001, and the unexercised stock options held at December 31, 2001, and the value thereof, by each of the named executive officers.

                                      AGGREGATED OPTION EXERCISES IN FISCAL 2001
                                              AND 12/31/01 OPTION VALUES


                                                                                                       VALUE OF EXERCISABLE AND
                                                                   NUMBER OF SECURITIES               UNEXERCISABLE IN-THE-MONEY
                            SHARES ACQUIRED                   UNDERLYING OPTIONS AT 12/31/01                   OPTIONS
                              ON EXERCISE                                (SHARES)                          AT FISCAL YEAR END
                                (NUMBER          VALUE       ---------------------------------      -------------------------------
      NAME                     OF SHARES)       REALIZED      EXERCISABLE       UNEXERCISABLE        EXERCISABLE     UNEXERCISABLE
--------------------       -----------------   ----------    -------------    ----------------      --------------  ---------------
Joseph S. Whitaker                 0              $0             50,000              75,000              $0               $0

Yau Wing Kong                      0               0             12,000              48,000               0                0

Thomas W. Neville                  0               0             20,000              30,000               0                0

Robert L. Weisgarber               0               0             20,000              30,000               0                0

Willliam J. Kerner                 0               0              4,000               6,000               0                0

Michael J. Lyden                   0              $0                  0                   0              $0               $0


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Information concerning certain transactions involving the Company and certain directors and executive officers of the Company is set forth herein.

MANAGEMENT - EMPLOYMENT AND RELATED AGREEMENTS

    Mr. M.D. Davis, a director, entered into a consulting agreement effective as of June 1, 1999, pursuant to which he ceased to be an employee and officer of the Company and agreed to provide consulting services to the Company through the period ending June 1, 2002. For his services under the consulting agreement, Mr. Davis shall receive total compensation in the amount of $450,000, payable in equal monthly installments of $12,500 ($150,000 per annum). Mr. Davis shall be entitled to such compensation irrespective of a termination of the consulting agreement, unless such termination is by Mr. Davis for reasons other than a breach by the Company of its obligations under the consulting agreement.

    The Company entered into an employment agreement with Mr. Joseph S. Whitaker on June 1, 1999, and amended the agreement effective December 1, 2001. Pursuant to the amended agreement, Mr. Whitaker shall serve as President and Chief Executive Officer of the Company for a term ending November 30, 2004, and will be paid an annual salary of $180,000, which salary shall be raised on an annual basis in accordance with the Consumer Price Index, and may be additionally raised at the discretion of the Board of Directors. The agreement contains non-disclosure, non-competition and non-solicitation provisions applicable during the term of employment and for one year thereafter.

    The Company entered into an employment agreement with Gregory A. Barth on April 1, 2001. Pursuant to the agreement, Mr. Barth shall serve as Senior Vice President of Worldwide Operations, Business Planning and Logistics of the Company for a term ending March 31, 2003, and will be paid an annual salary of $150,000, which salary shall be raised on an annual basis in accordance with the Consumer Price Index, and may be additionally raised at the discretion of the Board of Directors. The agreement contains non-disclosure, non-competition and non-solicitation provisions applicable during the term of employment and for one year thereafter.

    DSI (HK) Limited, the Company's wholly-owned subsidiary, entered into an employment agreement effective January 1, 2000, with Mr. Yau, pursuant to which he was employed as Managing Director of DSI (HK) Limited for a monthly salary of HK $116,000 (approximately US $15,000 based on currency exchange rates). The employment agreement was to expire December 31, 2002. Mr. Yau is entitled to a fiscal year-end performance bonus equal to 1% of the Company's annual consolidated after-tax profits in excess of US $2.0 million, up to a maximum of US $8.0 million. In the event the non-competition provisions are enforced, the Company will be obligated to pay an additional one-year salary during the non-compete period. Mr. Yau retired from the Company on January 31, 2002.

    On January 7, 2000, the Company acquired Meritus by way of merger. Pursuant to the terms of the merger, the Company acquired all of the issued and outstanding stock of Meritus in exchange for (i) 533,208 unregistered shares of the Company's Common Stock; (ii) $884,033.82 in cash; and (iii) the Company's Subordinated Secured Promissory Note for $1,690,000 payable to the Reilings, who were the sole shareholders of Meritus. Contemporaneously with the merger, the Company satisfied approximately $4.4 million of Meritus' debt. The Reiling Voting Agreement was entered into in connection with the merger.

      In connection with the Meritus acquisition, the Company borrowed $5,000,000 from MVII. That debt is evidenced by a promissory note dated January 7, 2000 (the "MVII Note"). The MVII Note bears interest at a rate of prime plus 2%, matures on July 1, 2004, and is subordinated to senior debt of the Company. The proceeds from the MVII Note were used primarily to facilitate the Company's merger with Meritus, including the satisfaction of the Meritus debt discussed above. On March 6, 2002, the Company reborrowed $500,000 of the original principal that the Company had paid on the MVII Note. The proceeds were used to finance the normal business operations of the Company.

    The irrevocable proxy executed by the Reilings in connection with the Reiling Voting Agreement not only authorizes MVII to vote the shares of Common Stock of the Company held by the Reilings for directors of the Company on the terms set forth in the Reiling Voting Agreement, it also designates MVII as proxy to vote the shares of Common Stock of the Company held by the Reilings with respect to (i) any matter relating to the creation or composition of any committee of the Board, (ii) any matter affecting the size or composition of the Board, and (iii) any proposal to amend the Company's bylaws or articles of incorporation for the sole purpose of affecting the matters described in clauses
(i) and (ii) above. The Reiling Voting Agreement continues until the earlier of January 7, 2005, termination by mutual agreement of the parties, or the dissolution of the Company.

INVESTMENT WARRANT

      On March 19, 2001, the Company issued to MVII an Investment Warrant to acquire 1.8 million shares of the Company's Common Stock at a cash purchase price of $2.7 million. The Investment Warrant is exercisable for no additional consideration, in whole or in part, for a ten-year period beginning June 3, 2002. As issued, the Investment Warrant was subject to certain anti-dilution adjustments, including adjustments in the event the Company issues securities for a purchase price that is equivalent to less than $1.50 per share of the Company's Common Stock. In connection with the issuance of the Investment Warrant, the Company and MVII entered into a Registration Rights Agreement (the "MVII Registration Rights Agreement"), pursuant to which MVII was granted piggyback registration rights with respect to the shares of the Company Common Stock underlying the Warrant, under certain circumstances. Shares of Common Stock acquired by MVII upon exercise of the Warrant are subject to the terms of the Voting Agreement. Proceeds from the sale of the Investment Warrant were used by the Company for current working capital.

      The Investment Warrant was issued by the Company to MVII in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended. The Company believes the Section 4(2) exemption from registration was available based upon the established criteria for effecting a private offering by virtue of the following facts, among others: (i) MVII had access to the type of information that would be included in a registration statement, (ii) MVII's principals have adequate financial means to bear the risk of MVII's additional investment in the Company and can be described as sophisticated, (iii) MVII was the only offeree in the transaction, (iv) MVII acquired the Investment Warrant for investment and not with a view toward distribution, (v) the Investment Warrant contains restrictions on resale of the Investment Warrant and the Common Stock issued upon exercise of the Investment Warrant, and (vi) no underwriters were involved nor were any underwriters' commissions paid in connection with the transactions.

      On January 31, 2002, at the request of NASDAQ and with the agreement of MVII, the Company issued an amended and restated Investment Warrant, which amended and restated in its entirety the Investment Warrant by removing all anti-dilution provisions. In addition, the Company and MVII entered into an Amended and Restated Registration Rights Agreement, which amended and restated in its entirety the MVII Registration Rights Agreement, by removing all of the provisions regarding the anti-dilution provisions of the original Investment Warrant.

         SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 30, 2002, by: (i) persons known to management to beneficially own more than 5% of the Company's Common Stock; (ii) each director and nominee for director of the Company; (iii) each named executive officer listed in the Summary Compensation Table; and (iv) all directors and executive officers as a group. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to all shares listed:

                                                                                 COMMON STOCK
NAME OF BENEFICIAL OWNER                                                     BENEFICIALLY OWNED
------------------------                                           -------------------------------------------
                                                                         NUMBER                  PERCENT OF
                                                                       OF SHARES                    CLASS
                                                                   -------------------         ---------------
Robert L. Burke..............................................           10,000(1)(3)                  *
M.D. Davis...................................................          339,951(2)(3)                 3.05%
William J. Kerner............................................            4,000(3)                     *
Yau Wing Kong................................................           54,584                        *
E. Thomas Martin.............................................        6,643,623(4)                   58.24%
Martin Group(5)..............................................        7,253,568(6)                   65.06%
Joseph N. Matlock............................................          112,000(2)(3)                 1.01%
John McSorley................................................           10,000(1)(3)                  *
MVII, LLC....................................................        5,994,238(7)                   53.76%
Thomas W. Neville............................................           39,929(3)                     *
Walter S. Reiling............................................          546,208(2)(3)(8)              4.90%
Walter S. and Susan Reiling, joint tenants...................          546,208(2)(3)(8)              4.90%
Robert L. Weisgarber.........................................           30,000(3)                     *
Joseph S. Whitaker...........................................           72,000(1)(3)                  *
Michael J. Lyden.............................................                0                        *
All current directors and executive officers
as a group (17 persons)......................................        7,903,704(3)                   70.89%


    * Represents less than 1%.

(1) Excludes shares owned of record by MVII. Messrs. Burke and McSorley each own a 2.22% membership interest in MVII; Mr. Whitaker owns less than a 1% membership interest in MVII.
(2) Excludes shares owned of record by other members of the Martin Group that are to be voted in accordance with the Voting Agreement. For a discussion of the Martin Group, see footnote number 5 to this table.
(3) Includes shares of Common Stock not outstanding but subject to options currently exercisable, or exercisable within 60 days, as follows: Mr. Burke - 10,000 shares; Mr. Davis - 10,000 shares; Mr. Matlock - 12,000 shares; Mr. McSorley - 10,000 shares; Mr. Neville - 26,000 shares; Mr. Reiling - 10,000 shares; Mr. Weisgarber - 30,000 shares; Mr. Whitaker - 70,000 shares; Mr. Kerner - 4,000 shares; and group - 220,000 shares and 1,800,000 shares not outstanding but subject to an Investment Warrant exerciseable within 60 days.
(4) Includes 639,385 shares owned of record by E. Thomas Martin; 10,000 shares of Common Stock not outstanding but subject to options currently exerciseable, or exercisable within 60 days; 4,194,238 shares owned of record by MVII, a company of which E. Thomas Martin serves as Sole Manager and President; and 1,800,000 shares of Common Stock not outstanding but subject to an Investment Warrant exerciseable within 60 days, but excludes shares owned of record by the other members of the Martin Group. The address for E. Thomas Martin is 654 Osos Street, San Luis Obispo, California 93401.
(5) The Martin Group is comprised of MVII, M.D. Davis, Joseph N. Matlock, Douglas A. Smith, Rust Capital, Ltd. , a Texas limited partnership, Barry
      B. Conrad and Walter S. and Susan Reiling. Pursuant to the Voting Agreement, each member of the DSI Group has given MVII an irrevocable proxy to vote its respective shares of Common Stock of the Company for, among other things, MVII's nominees for director, and MVII is obligated under the Voting Agreement to vote its shares of Common Stock of the Company for the nominees of the DSI Group. Pursuant to the Reiling Voting Agreement, the Reilings have given MVII an irrevocable proxy to vote their shares of Common Stock of the Company for, among other things, MVII's nominees for director, and MVII is obligated under the Reiling Voting Agreement to vote its shares of Common Stock of the Company for the Reilings' nominee.
(6) Includes 5,994,238 shares (including 1,800,000 shares not outstanding but subject to an Investment Warrant exerciseable within 60 days) owned of record by MVII; 339,951 shares owned of record (including 10,000 shares not outstanding but subject to options currently exercisable) by M.D. Davis, 112,000 shares owned of record (including 12,000 shares not outstanding but subject to options currently exercisable) by Joseph N. Matlock, 261,171 shares owned of record (including 2,000 shares not outstanding but subject to options currently exercisable) by Douglas A. Smith, 2,000 shares not outstanding but subject to options currently exercisable owned of record by Barry B. Conrad and 546,208 shares owned of record (including 10,000 shares not outstanding but subject to options currently exercisable) by the Reilings.
(7) Includes 1,800,000 shares of Common Stock not outstanding but subject to an Investment Warrant exerciseable within 60 days, but excludes shares owned of record by other members of the Martin Group that are to be voted in accordance with the Voting Agreement as the Reiling Voting Agreement. The address for MVII, LLC is 654 Osos Street, San Luis Obispo, California 93401.
(8) Excludes shares owned of record by other members of the Martin Group that are to be voted in accordance with the Reiling Voting Agreement. The address for Walter S. Reiling is 15 Woodcrest Drive, Morristown, New Jersey 07960.

                                PERFORMANCE GRAPH

        The following graph compares the cumulative total shareholder return on the Common Stock of the Company to the cumulative total return of each of the following indices: the Standard & Poor's 500 Index, the Standard and Poor's 600 Index and a Peer Group Index since May 29, 1997, the date on which the Company's Common Stock was first traded on the Nasdaq Market.


                   COMPARISON OF CUMULATIVE TOTAL RETURNS (1)
 AMONG DSI TOYS, INC., STANDARD & POOR'S 500 INDEX, STANDARD & POOR'S 600 INDEX,
                            AND PEER GROUP INDEX (2)


                                  [GRAPH HERE]

                                                     5/29/97      1/31/98        1/31/99      12/31/99    12/31/00     12/31/01
                                                     -------      -------        -------      --------    --------     --------
DSI Toys, Inc....................................    $   100      $    30        $    21       $   36      $   15       $   11
Peer Group (2)...................................    $   100      $   163        $   193       $  100      $   38       $  128
Standard & Poor's 500 Index......................    $   100      $   124        $   164       $  191      $  173       $  153
Standard & Poor's SmallCap 600 Index.............    $   100      $   129        $   128       $  146      $  163       $  174


(1) Total return assuming reinvestment of dividends. Assumes $100 invested on May 29, 1997, in Common Stock of the Company, the Standard & Poor's 500 Index, the Standard & Poor's 600 Index and a Company constructed peer group index.
(2) In accordance with the rules of the Securities and Exchange Commission, the Company has elected to select a group of peer companies on an industry basis for comparison purposes. The peer group for fiscal 2002 is composed of 8 industry participants: Action Performance Inc.; Equity Marketing, Inc.; Grand Toys International Inc.; Jakks Pacific Inc.; Marvel Enterprises Inc. (formerly named ToyBiz, Inc.); Ohio Art Company; Racing Champions Corp. and Radica Games, Ltd. Cumulative total return calculations were weighted according to the respective company's market capitalization.

                       SELECTION OF PRINCIPAL ACCOUNTANTS

      The Board of Directors has appointed PricewaterhouseCoopers LLP to continue to be the principal accountants of the Company, subject to shareholder ratification at the Annual Meeting. A representative of that firm is expected to be present at the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so and to respond to appropriate questions.

    AUDIT FEES. The aggregate fees billed by the principal accountants for services rendered for the audit of the Company's annual financial statement and the reviews of the Company's Forms 10-Q for fiscal year 2001 total $221,703.

    FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. The principal accountants did not render services nor bill any fees for professional services rendered in regard to the Company's financial information systems design and implementation in fiscal year 2001.

    ALL OTHER FEES. The aggregate fees billed for services rendered by the principal accountants other than those set forth above for fiscal year 2001 total $60,987.

    The Audit Committee of the Board of Directors has reviewed the services rendered by the principal accountants as set forth above and has determined that the principal accountants have maintained their independence.

                              SHAREHOLDER PROPOSALS

    Shareholder proposals for inclusion in the Company's proxy materials in connection with the 2003 Annual Meeting of Shareholders must be received by the Company at its office in Houston, Texas, addressed to the Secretary of the Company, no later than January 20, 2003, in accordance with Rule 14a-8 under the Exchange Act.

    With respect to shareholder proposals which are not intended to be included in the Company's proxy statement, the bylaws of the Company provide that notice of any such shareholder proposal must be received at the Company's principal executive office not less than 80 days prior to the annual meeting or, in the event that the date of the meeting has not been publicly announced by the Company in the manner specified in the bylaws more than 90 days prior to the meeting, not later than the close of business on the tenth day following the day on which the date of the meeting is publicly announced.

                                  ANNUAL REPORT

    The Annual Report for the year ended December 31, 2001, is being mailed to shareholders with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material. The information contained in the annual report on Form 10-K for the fiscal year ended December 31, 2001 (the "Form 10-K") under the heading "Executive Officers of the Company" is hereby incorporated by reference. The Company will provide without charge to each shareholder to whom this Proxy Statement and the accompanying form of proxy are sent, on the written request of such shareholder, within one business day of receipt of such request by first class mail or equally prompt means, a copy of the Form 10-K, including all amendments thereto, and including the financial statements and the financial statement schedules, required to be filed with the Commission. Requests should be directed to the Company, Attention: Secretary, 1100 West Sam Houston Parkway (North), Houston, Texas 77043; telephone number: (713) 365-9900.

                                                DSI TOYS, INC.


                                            /s/ E. THOMAS MARTIN
                                                E. Thomas Martin
                                                     Chairman

Houston, Texas
Dated:  May 20, 2002

                                 DSI TOYS,INC.

                     1100 WEST SAM HOUSTON PARKWAY (NORTH)
                                HOUSTON,TX 77043

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints E.Thomas Martin and Thomas V.Yarnell and each of them,as the undersigned's attorneys and proxies,each with the power to appoint his substitute,and hereby authorizes them to represent and to vote,as directed on the reverse side hereof,all the shares of common stock of DSI TOYS,INC.(the "Company ")held of record by the undersigned on May 13,2002,at the annual meeting of shareholders to be held on June 18,2002,or any adjournment thereof.

It is understood that when properly executed,this proxy will be voted in the manner directed herein by the undersigned shareholder.WHERE NO CHOICE IS SPECIFIED BY THE SHAREHOLDER,THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS PROPOSED IN ITEM 1 AND IN FAVOR OF THE PROPOSAL IN ITEM 2.

      The undersigned hereby revokes all previous proxies relating to the shares covered hereby and confirms all that said proxy or his substitutes may do by virtue hereof.

                         (TO BE SIGNED ON REVERSE SIDE)

                         PLEASE DATE,SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS
                                 DSI TOYS,INC.

                                  JUNE 18,2002



                Please Detach and Mail in the Envelope Provided


   [X]  PLEASE MARK YOUR
        VOTES AS IN THIS
        EXAMPLE.


           FOR all nominees             WITHHOLD
           listed at right             AUTHORITY
         (except as marked      to vote for all nominees
        to the contrary below)       listed at right
                                                                                                               FOR  AGAINST  ABSTAIN
1.ELECTION                                                 NOMINEES: E.Thomas Martin    2. Ratification of the
  OF           [  ]                      [  ]                                              appointment of      [ ]    [ ]      [ ]
  DIRECTORS:                                                         Joseph S.Whitaker     PricewaterhouseCoopers LLP
                                                                                           as the independent public
                                                                                           accounting firm for the
                                                                                           fiscal year ending
                                                                                           December 31,2002, to perform
INSTRUCTION:TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S),STRIKE A           audits,tax services,securities
LINE THROUGH THE NOMINEE 'S NAME OR WRITE A ZERO ("0 ")IN THE SPACE FOLLOWING              and exchange commission reviews,
HIS OR HER NAME AT RIGHT.                                                                  and such other accounting
                                                                                           services as the Board of
                                                                                           Directors may deem necessary for
                                                                                           the proper operation of the
                                                                                           Company's business from time to time.

                                                                                        3. In his or her discretion,the Proxy is
                                                                                           authorized to vote upon any matters
                                                                                           which may properly come before the
                                                                                           Meeting or any adjournment or
                                                                                           postponement thereof.

                                                                                        PLEASE MARK,SIGN,DATE AND RETURN THE PROXY
                                                                                        CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.



Signature:____________________________________________ Printed Name: __________________________________  Dated ______________, 2002
Signature if held jointly:____________________________ Printed Name:____________________________________ Dated:_______________,2002

(Note that you should sign exactly as your name appears above.)
